December 2016

Pricing Sheet dated December 29, 2016 relating to

Peliminary Terms No. 1,238 dated December 23, 2016

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Auto-Callable Securities Based on the Performance of the Ordinary Shares of Mobileye N.V. due January 3, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – DECEMBER 29, 2016
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Underlying stock:		Mobileye N.V. ordinary shares
Aggregate principal amount:		$3,332,000
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		December 29, 2016
Original issue date:		January 4, 2017 (3 business days after the pricing date)
Maturity date:		January 3, 2020
Early redemption:		If, on any of the first eleven quarterly determination dates, the closing price of the underlying stock (multiplied by the then-current adjustment factor) is greater than or equal to the threshold price, the securities will be automatically redeemed for the relevant early redemption payment on the relevant early redemption date.
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 10.10% per annum for each quarterly determination date. See “Determination Dates and Early Redemption Payments” below.

No further payments will be made on the securities once they have been redeemed.

Determination dates:		Quarterly. See “Determination Dates and Early Redemption Payments” below. The determination dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption dates:		The third business day after the relevant determination date
Initial share price:		$38.44, which is the closing price of the underlying stock on the pricing date
Final share price:		The closing price of the underlying stock on the final determination date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying stock
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•    If the final share price is greater than or equal to the threshold price:

$13.03

•    If the final share price is less than the threshold price:

$10 x share performance factor

Under these circumstances, you will lose at least 10%, and possibly all, of your investment.

Threshold price:		$34.596, which is equal to 90% of the initial share price
Share performance factor:		Final share price divided by the initial share price
CUSIP:		61766F821
ISIN:		US61766F8216
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.527 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$3,332,000	$83,300	$3,248,700
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1238 dated December 23, 2016

Product Supplement for Auto-Callable Securities dated February 29, 2016     Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Auto-Callable Securities Based on the Performance of the Ordinary Shares of Mobileye N.V. due January 3, 2020

Principal at Risk Securities

Terms continued from previous page:

Determination Dates and Early Redemption Payments

Determination Dates	Early Redemption Payments (per Security)
1st determination date: 3/29/2017	$10.2525
2nd determination date: 6/29/2017	$10.505
3rd determination date: 9/29/2017	$10.7575
4th determination date: 12/28/2017	$11.01
5th determination date: 3/29/2018	$11.2625
6th determination date: 6/29/2018	$11.515
7th determination date: 9/28/2018	$11.7675
8th determination date: 12/28/2018	$12.02
9th determination date: 3/29/2019	$12.2725
10th determination date: 6/28/2019	$12.525
11th determination date: 9/30/2019	$12.7775
Final determination date: 12/30/2019	See “payment at maturity” above.